CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement No. 333-20343 on Form N-4 of our report dated April 16, 2020 relating to the financial statements of the individual Sub-accounts which comprise Separate Account A of Union Security Life Insurance Company of New York. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 23, 2020